Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-104493

                                                           Prospectus Supplement
                                            (to Prospectus dated April 24, 2003)

                            LNR PROPERTY CORPORATION

         5.5% Contingent Convertible Senior Subordinated Notes Due 2023

This Prospectus Supplement supplements the Prospectus dated April 24, 2003 relating to $235,000,000 aggregate principal amount of our 5.5% Contingent Convertible Senior Subordinated Notes Due 2023 and the shares of our common stock into which those Notes are convertible.

The following are the Selling Securityholders at the date of this Prospectus Supplement. We obtained the information about Notes beneficially owned and that may be offered by the Prospectus, and about shares of Common Stock beneficially owned, from the individual Selling Securityholders. We have not attempted to verify that information.

                                                          Principal Amount of Notes
                                                     Beneficially Owned and That May Be      Number of Shares of Common
            Selling Securityholder                       Offered by this Prospectus         Stock Beneficially Owned(1)
------------------------------------------------     -----------------------------------    -----------------------------
Innovest Finanzdienstle                                           $1,500,000                             33,127
S.A.C. Capital Associates, LLC                                    $2,000,000                             44,169
BNP Paribas Equity Strategies, SNC                               $11,571,000                            255,543
CooperNeff Convertible Strategies (Cayman)
   Master Fund, LP                                                $7,917,000                            174,845
Context Convertible Arbitrage Offshore Ltd.                         $415,000                              9,165
Context Convertible Arbitrage Fund, LP                              $665,000                             14,686
Arkansas PERS                                                       $385,000                              8,502
ICI American Holdings Trust                                         $125,000                              2,760
Zeneca Holdings Trust                                               $135,000                              2,981
Delaware PERS                                                       $540,000                             11,925
Syngenta AG                                                          $90,000                              1,987
Prudential Insurance Co of America                                   $35,000                                772
Boilermakers Blacksmith Pension Trust                               $500,000                             11,042
State of Oregon/Equity                                            $1,700,000                             37,544
Duke Endowment                                                       $95,000                              2,098
Louisiana CCRF                                                       $70,000                              1,545
Delta Airlines Master Trust                                         $225,000                              4,969
Froley Revy Investment Convertible Security
   Fund                                                              $55,000                              1,214
Sturgeon Limited                                                  $1,512,000                             33,392
JP Morgan Securities Inc.                                        $12,750,000                            281,581

                                                          Principal Amount of Notes
                                                     Beneficially Owned and That May Be      Number of Shares of Common
            Selling Securityholder                       Offered by this Prospectus         Stock Beneficially Owned(1)
------------------------------------------------     -----------------------------------    -----------------------------
Akela Capital Master Fund, Ltd.                                   $5,000,000                            110,424
Laurel Ridge Capital LP                                           $1,000,000                             22,084
Alpine Associates                                                 $9,700,000                            214,222
Alpine Partners, L.P.                                             $1,300,000                             28,710
Tribeca Investments L.T.D.                                        $2,000,000                             44,169
Grace Convertible Arbitrage Fund, Ltd.                            $5,000,000                            110,424
LLT Limited                                                         $156,000                              3,445
Wachovia Securities Inc.                                          $8,500,000                            187,720
Common Fund Event Driven Co, Ltd. c/o Levco                          $65,000                              1,435
Levco Alternative Fund Ltd.                                       $2,197,000                             48,520
Citi JL Ltd.                                                         $87,000                              1,921
Lyxor/JLC Fund Ltd.                                                 $167,000                              3,688
Purchase Associates, L.P.                                           $484,000                             10,689
Highbridge International LLC                                     $33,000,000                            728,798
Forest Fulcrum Fund LLP                                             $404,000                              8,922
BGI Global Investors c/o Forest Investment
   Management LLC                                                   $168,000                              3,710
Forest Multi-Strategy Master Fund SFC, on
   behalf of Series F, Multi-Strategy
   Segregated Portfolio                                             $204,000                              4,505
Zurich Master Hedge Fund c/o Forest Investment
   Management LLC                                                   $260,000                              5,742
Forest Global Convertible Fund Series A-5                         $1,896,000                             41,872
Lyxor Master Fund c/o Forest Investment
   Management LLC                                                   $632,000                             13,957
Relay 11 Holdings c/o Forest Investment
   Management LLC                                                    $80,000                              1,766
RBC Alternative Assets LP c/o Forest
   Investment Management LLC                                        $160,000                              3,533
RBC Alternative Assets LP                                           $500,000                             11,042
Sphinx Convertible Arbitrage c/o Forest
   Investment Management LLC                                         $40,000                                883
Banc of America Securities LLC                                    $3,750,000                             82,818
Sunrise Partners Limited Partnership                             $13,875,000                            306,426
Man Convertible Bond Master Fund, Ltd.                            $3,622,000                             79,991
St. Thomas Trading, Ltd.                                         $10,378,000                            229,196
Arbitex Master Fund L.P.                                          $3,000,000                             66,254
Thomas Weisel Partners                                              $350,000                              7,729

                                                          Principal Amount of Notes
                                                     Beneficially Owned and That May Be      Number of Shares of Common
            Selling Securityholder                       Offered by this Prospectus         Stock Beneficially Owned(1)
------------------------------------------------     -----------------------------------    -----------------------------
Deutsche Bank Securities Inc.                                     $2,395,000                             52,893
DBAG Tewksbury Capital                                              $250,000                              5,521
Zurich Institutional Benchmarks Master Fund LTD                   $2,050,000                             45,273
Zazove Income Fund L.P.                                           $2,850,000                             62,941
Zazove Hedged Convertible Fund L.P.                               $2,850,000                             62,941
Zazove Convertible Arbitrage Fund L.P.                            $3,550,000                             78,401
HFR CA Select Fund                                                $1,050,000                             23,189
San Diego County Employees Retirement
   Association                                                    $1,650,000                             36,439
Sage Capital                                                      $5,500,000                            121,466
Royal Bank of Canada                                              $1,000,000                             22,084
CQS Convertible & Quantitative Strategies
   Master Fund Limited                                            16,000,000                            353,356
                                                                ------------                          ---------
                                                                $189,405,000                          4,182,946

(1) Including the shares the selling securityholder would acquire if the selling securityholder converted all its Notes.

July 24, 2003